American Physicians Capital, Inc. to Be Acquired by The Doctors Company
East Lansing, Mich., and Napa, California— July 8, 2010—American Physicians Capital Inc. (APCapital) (NASDAQ:ACAP), a major provider of health care liability insurance, and The Doctors Company, the largest national insurer of physician and surgeon medical liability, today announced that they have entered into a definitive agreement pursuant to which The Doctors Company will acquire APCapital for $41.50 per share in cash, or an aggregate purchase price of approximately $386 million. The $41.50 per share in cash purchase price represents a premium of approximately 31 percent over the $31.76 per share closing price of ACAP on July 7, 2010, the last trading day prior to today’s announcement.
R. Kevin Clinton, President and CEO of APCapital said, “This transaction delivers significant value to our shareholders. Additionally, our insureds will benefit as they become members of one of the largest and most respected professional liability companies in the nation. I would like to recognize our employees, agents, and medical society partners for their dedication and commitment to APCapital. They are the driving force behind the success of our company.”
“We are extremely pleased to announce this partnership between two physician-founded companies and we look forward to delivering enhanced value to our member insureds through the financial strength of a combined organization with a relentless commitment to protecting, defending, and rewarding the practice of good medicine,” said Richard E. Anderson, MD, FACP, chairman and CEO of The Doctors Company. “Members will benefit from our partnership and will continue to receive aggressive claims defense, unmatched legislative and patient safety advocacy, outstanding service, and industry leading member benefits.”
With this merger, The Doctors Company further expands its position as the largest national insurer of physician and surgeon medical liability to nearly 55,000 member insureds.
The Board of Directors of APCapital has approved the proposed transaction and has resolved to recommend that its shareholders approve the merger. The transaction is expected to close in the fourth quarter of 2010 and is subject to customary closing conditions, including the receipt of regulatory approvals, and approval by a majority of APCapital’s shareholders.
Macquarie Capital acted as the financial advisors to The Doctors Company and Farella Braun + Martel LLP provided legal advice. Dykema Gossett PLLC provided legal advice to American Physicians Capital.
About American Physicians Capital Inc.
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance

Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
About The Doctors Company
Founded by doctors for doctors in 1976, The Doctors Company (www.thedoctors.com) is relentlessly committed to advancing, protecting, and rewarding the practice of good medicine. The Doctors Company is the largest national insurer of physician and surgeon medical liability with 46,000 member physicians, $3 billion in assets, and an A rating by Fitch Ratings.
Forward-Looking Statements
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we discuss future plans, objectives, expectations and intentions, or use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:
•	the possibility that the closing does not occur or is delayed, either due to the failure of closing conditions, including approval of the Company’s shareholders, the failure to obtain required regulatory approvals or other reasons; and

•	risks detailed from time to time in APCapital’s public filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2009, subsequent quarterly filings on Form 10-Q and materials to be filed in connection with shareholder approval of the merger transaction.
Other factors not currently anticipated by management may also materially and adversely affect the closing of the merger transaction. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Additional Information and Where to Find It
APCapital intends to file a proxy statement in connection with shareholder approval of the proposed merger. The proxy statement will be mailed to APCapital’s shareholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the merger. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by APCapital at the For Investors section on its corporate website at www.apcapital.com.
APCapital’s officers and directors may be participants in the solicitation of proxies from APCapital shareholders with respect to the merger. Information about APCapital’s executive officers and directors, and their ownership of APCapital common stock, is set forth in the proxy statement for APCapital’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on
March 30, 2010.

Additional information regarding the direct and indirect interests of APCapital’s executive officers and directors in the merger will be in the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.
Investors Contact:
Ann Storberg
Vice President
American Physicians Capital Inc.
1-866-561-8222
e-mail: astorberg@apcapital.com
Media Contact:
Brendan Doherty
PR Manager
The Doctors Company
(707) 226-0261
e-mail: bdoherty@thedoctors.com